EKW & ASSOCIATES, llp LETTERHEAD

                          Independent Auditor's Consent


The Board of Directors
Community First Bancorp, Inc.:


We hereby consent to the use of our report, dated January 17, 2003, relating to the financial statements of Community First Bank, the summary of our opinion as to the Kentucky income tax consequences of the proposed conversion to stock form and the references to our Firm under the headings "Experts" and "Legal and Tax Matters" in the Prospectus included in the Form SB-2.



/s/ EKW & ASSOCIATES, llp

Owensboro, Kentucky
March 31, 2003